PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated July 10, 1997)           Registration No. 333-30199


                            DATA GENERAL CORPORATION

                 $212,750,000 Principal Amount of 6% Convertible
                           Subordinated Notes due 2004
                   (Interest  payable May 15 and November 15)

                        8,122,089 Shares of Common Stock



        This document supplements the Prospectus dated July 10, 1997 relating to
(i) $212,750,000 aggregate principal amount of 6% Convertible Subordinated Notes due 2004 (the " of Data General Corporation, a Delaware corporation (the "Company"), and (ii) 8,122,089 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated and Dillon, Read & Co., Inc in May 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On October 22, 1997 the last sale price the Common Stock of the Company on the New York Stock Exchange was $25 7/8. The Common Stock of the Company is traded under the symbol "DGN."


                  Selling Securityholder: Toronto Dominion (New York), Inc
                                          909 Fannin Street
                                          Houston, TX  77010



                  Securities Being Sold:  $9,600,000.00  aggregate principal amount of 6% Convertible Subordinated
                                          Notes due 2004


          As of October 22, 1997, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $9,600,000.00 aggregate principal amount of Notes, representing 4.5% of the Notes outstanding as of such da As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.



SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.



            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OF ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                    The date of this Prospectus Supplement is
                                October 23, 1997.